CFC INTERNATIONAL, INC.
                CONFLICTS OF INTEREST AND BUSINESS ETHICS POLICY



     CFC International, Inc. endorses the highest principles of business ethics and adherence to all Federal and State laws and regulations. Therefore, each employee of CFC International, Inc. and any corporation which it owns or controls (all collectively hereinafter referred to as the "Company") must not only conform to recognized standards of business integrity but must avoid any activity or interest which might create a conflict of interest, or tend to embarrass the Company, or discredit its employees. The policy will be applied to all employees reasonably, but in a manner which upholds and applies the highest principles of business ethics.

     It is required that all employees not only maintain high standards of integrity and ethics but also avoid any appearance to the contrary.

     Each employee is expected to avoid any investment, interest, or association and to avoid engaging in any conduct which interferes, or might reasonably be thought to interfere with the independent exercise of his or her judgment in the Company's best interest, or which reflect unfavorably upon or embarrasses the Company.

     Each employee must not misuse inside or proprietary information; make illegal or unethical payments or political contributions; engage in unethical conduct in dealing with customers, suppliers, or competitors; or otherwise engage in any dealings with or on behalf of the Company involving fraud, dishonesty or the commission of any crime.

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                                      Scope

     This policy applies to CFC International, Inc. and to all corporations it owns or controls. This policy is not intended to apply to any transaction, matter or action (i) which is authorized by any written agreement to which the Company is a party or (ii) which has been approved by the Board of Directors of the Company or authorized by an appropriate officer of the Company.

                                 Responsibility

     The President and/or Chief Executive Officer of CFC International, Inc. and the Chief Executive Officer of each subsidiary corporation or partnership have the responsibility for administering implementation and adherence to this procedure.

                                    Procedure

     In any case where an employee has any questions concerning this policy or wishes to discuss any existing or potential interest or action which is or may be in violation of this policy, he or she should notify the Chief Executive Officer of his or her employer. He or she will hold the matter in confidence to the fullest extent possible under the circumstances, and in the event a conflict of interest or a breach of ethics is found to be present, will arrange for resolution without violating the principles of this policy in a manner suited to the interest of the Company and the employee.

                              Conflicts of Interest

     The fundamental policy of our company is:

     EACH EMPLOYEE MUST BE FREE OF ANY INVESTMENT OR ASSOCATION AND MUST REFRAIN FROM ENGAGING IN CONDUCT WHICH MIGHT INTEREFERE, OR MIGHT REASONABLY BE THOUGHT TO INTEREFERE, WITH THE INDEPENDENT EXERCISE OF HIS OR HER JUDGMENT IN THE BEST INTEREST OF THE COMPANY, OR WHICH MIGHT REFLECT UNFAVORABLY ON THE COMPANY'S GOOD NAME.

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     The  Company's  policy in this regard is based in part upon the ethical and legal principles that (i) a conflict of interest exists when an employee's duty to give his or her undivided commercial loyalty to the Company can be prejudiced or compromised by actual or potential personal benefit from another source and
(ii) the employee may not take unfair advantage of inside information or seek for his or her own gain an opportunity that rightfully belongs to the Company or arises from his or her association with the Company. It is not feasible to prepare a detailed catalog of every factual situation that could arise under this policy. Therefore, the policy is presented in a broad outline.

     Conflicts of interest (other than misuse of information) generally arise in one of the following circumstances which, accordingly, are prohibited (unless an exception is justified and is specifically approved in advance by the Board of Directors or Chief Executive Officer of the employer).

     1. When an employee, a member of his or her family or household, or a trust or other such entity in which he or she has a substantial interest, has or acquires a significant direct or indirect interest in, or obligation to, an actual or reasonably foreseeable potential competitor, supplier, customer, or landlord of the Company;

     2. When an employee conducts business on behalf of the Company with a supplier, customer, or landlord of which a relative by blood or marriage is a principal, officer, major stockholder, or representative; or

     3. When an employee, a member of his or her family or household, or a trust or other such entity in which he or she has a substantial interest, accepts gifts of more than token or nominal value from an actual or reasonably foreseeable potential competitor, supplier, customer, or landlord.

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     4. When an employee, a member of his or her family or household, or a trust or other such entity in which he or she has a substantial interest diverts a corporate opportunity for his or her own gain.

     For these purposes, "suppliers" include those providing not only goods, but also services - such as consultants, transportation companies, financial institutions, equipment lessors, realtors, advertising, or other similar agencies, etc. "Customers" include not only those who buy our regular products or services, but also those to whom such goods or services are resold. Obviously, it is more difficult to define who are "competitors" inasmuch as the nature of our business and that of others is constantly changing. The principal businesses in which the Company is engaged, however, are clearly indicated in brochures listing the Company's products and are brought up-to-date, from time to time, to reflect acquisitions or new products and services, by the issuance of the Company's press releases.

     As used herein, "investment" or "interest" in another company or venture does not include ownership of less than two percent (2%) of the outstanding securities of a publicly held company whose securities are traded on a national stock exchange.

     As  used  herein,  gifts  of  "token  or  nominal  value"  are  limited  to
advertising  or  goodwill   novelties  such  as  imprinted   pens,  key  chains,
paperweights, etc. or product samples with a value of less than $50.

     5. In any case where it is wrong for an employee to do any of the above things, it is equally wrong for a member of the employee's family or household to do so.

     The foregoing is not intended to be a comprehensive description of all situations in which conflicts of interest can occur. Furthermore, circumstances may change necessitating a different course of action; for example, an investment in a firm may be perfectly proper at the time but may have to be reviewed after the firm becomes a customer or supplier of the Company. When questions arise with regard to the potentiality of a conflict of interest, they should be brought to the attention of the Chief Executive Officer of the employer.

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                                    Examples

     Some specific examples of conflicts of interest under the Company's policy and foregoing guidelines include:

     a. Kickbacks

     Accepting or giving gifts or favors (except gifts of token or nominal value), or unusual entertainment, from or to an actual or reasonably foreseeable potential supplier, competitor, customer, or landlord, is prohibited. Permitting a supplier's representative to occasionally (but not frequently and repeatedly) pick up the check at a meal is not offensive so long as business was discussed at arm's length and there are absolutely no implications that an unusual event has been staged with the intention of subverting loyalty to the Company.

     Accepting loans from an actual or reasonably foreseeable potential supplier, customer, competitor, or landlord is prohibited. However, loans from commercial banks obtained by an employee for his or her own account are not prohibited.

     b. Moonlighting

     No Company employee may receive pay, loans, gifts, or other compensation from a competitor for performing any kind of services and may not perform services for compensation for a customer if those services are generally of a kind he or she provides during the course of his or her employment for the Company. An employee may not perform services for a supplier for compensation.

     c. Diversion of Corporate Opportunity

     Diversion of a corporate opportunity is to deprive one's company of a chance to do business by seizing the opportunity for one's own personal gain instead of bringing it to the employer's attention.

     No employee should place himself or herself in a position where revenue which might rightfully have gone to the Company is paid to him or her, nor should an employee make an investment, or acquire or lease property, directly or indirectly, prior to offering it to the Company on the same terms and conditions as offered to him or her, if, at the time of making such investment, purchase, or lease, the opportunity relates constituted a corporate opportunity of the Company. Any employee having questions about what constitutes a corporate opportunity of the Company should consult with the President of the Company.

                          Standards of Business Ethics

     Beyond clear cases of conflict of interest, there are situations which are inconsistent with the highest standards of business ethics. The fundamental principle to keep in mind is that there cannot be any compromise with these standards of business ethics.

     It is, for example, possible that associations with other business firms, through directorships, advisory board memberships, or other affiliation, may give rise to questions of business ethics. The essential test is to consider the reaction of the public to the association of either officer or employee or the name of the Company with the outside venture. If possible embarrassment in the eyes of the public might reasonably be expected to result, the association should be avoided.

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                               Inside Information

     The policy of our Company is:

     NO EMPLOYEE OF THE COMPANY SHALL USE FOR HIS OR HER OWN BENEFIT OR THE BENEFIT OF ANYONE ELSE, OR DISCLOSE IMPROPERLY, MATERIAL INSIDE INFORMATION, TRADE SECRETS, OR OTHER PROPRIETARY INFORMATION, PRIOR TO ITS RELEASE TO THE PUBLIC.

     The use or disclosure of inside or proprietary information, that is to say, information which a Company employee obtains in the course of his or her employment, involves a different aspect of ethical conduct.

     The use or disclosure, intentional or inadvertent, of such information discredits both the employee and the Company in the eyes of the public, whether that information is used for the financial gain of the employee or to enable others to make such gains. This information may be positive or negative and may be about the Company or an organization with which the Company does business.

     It should be noted that Federal law prohibits any person who obtains material inside information concerning a company by virtue of his or her relationship with that company, from trading in its securities until the information is public knowledge. This applies not only to managers but also to non-managerial employees and persons outside the Company involved who may have acquired the information directly or indirectly through "tips".

     Likewise, an employee may not use for his or her own financial gain, proprietary information or trade secrets obtained because of employment with the Company, no disclose such information to others, for whatever reason, unless authorized to do so.

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                               Prohibited Payments

     The policy of the Company is:

     NO EMPLOYEE OF THE COMPANY SHALL MAKE ANY ILLEGAL OR UNETHICAL PAYMENT OR POLITICAL CONTRIBUTION.

     It is against the policy of the Company for any payment or contribution in currency, services, or other property of the Company to be made to any person, firm, company, corporation, group, government or subdivision thereof, or other entity which, under the applicable laws or ethical standards prevailing either in the states in which the Company operates or the jurisdiction in which such payment is to be made, would be illegal or otherwise prohibited by law, or would be unethical.

     No political contribution or other gift of money, property or services unless approved in writing by the Chief Executive Officer of the employer shall be made with corporate money or property by any employee, agent, or representative of the Company to any government or subdivision, employee, or representative thereof or any political party therein, even though such payment is legal in the jurisdiction in which it is made.

       Additional Responsibilities to Customers, Suppliers and Competitors
                             Customers and Suppliers

     In addition to the guidelines set forth above with respect to avoidance of conflicts of interest, misuse of inside information and prohibited payments, it is important to bear in mind that the relationship the Company has established with its customers and suppliers is responsible for its past, present, and future success and must not be compromised by unethical practices. Accordingly, it is an absolute obligation of the Company and each individual employee to justify and protect our customer and supplier relationship through consistently fair and honorable dealings with everyone who uses or sells us services or products.

     Employees are prohibited from making gifts, loans, or granting favors to representatives of customers or suppliers for the purpose of obligating or inducing them to compromise their responsibilities to their employers in our behalf. As to customers this policy does not prohibit gifts, favors, or casual entertainment, and as to suppliers this policy does not prohibit gifts or favors of token or nominal value or casual entertainment to the extent that these meet all standards of ethical business conduct and involve no element of concealment or improper inducement.

                                   Competitors

     The highest standards of honorable and ethical conduct must be observed in all relationships with our competitors, including those discussed above. The advancement of the Company's business interests through malicious dissemination of gossip, rumors or disparaging statements or any other unfair actions intended to damage competitors is prohibited, as are any other secret or dishonorable activities for this purpose.

     On ethical as well as legal grounds, employees must refrain from all dealings with competitors for the purpose of illegally setting or controlling prices, rates, trade practices, or costs, and from any activity prohibited by the federal or state laws regulating competition.

     I, ____________________________, have read the Company's Conflicts of Interest and Business Ethics policy and agree to abide by it during my employment by the Company.


Date:________________200__


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